HEI Exhibit 99.3

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PUBLIC UTILITIES COMMISSION

Summary of Decision and Order No. 33795, Docket No. 2015-0022

In assessing whether or not the Application should be approved, the Commission applied two legal standards: (1) is the Application reasonable and in the public interest; and (2) is the applicant (NextEra) fit, willing, and able to provide the services currently offered by the HECO Companies. It is the Applicants’ evidentiary burden to prove that both of these legal standards are met by a preponderance of the evidence. After reviewing the entire record, the Commission concluded that while NextEra is fit, willing, and able to step into the shoes of the HECO Companies without a loss in performance, the Application for the proposed Change of Control is not in the public interest.
In reaching this decision, the Commission considered the ninety-five (95) specific commitments proposed by the Applicants, as well as the evidentiary record as a whole. Specifically, the Commission concluded that the Applicants had not shown the Application to be reasonable and in the public interest with respect to five fundamental areas of concern: (1) benefits to ratepayers; (2) risks to ratepayers posed by NextEra’s complex corporate structure; (3) Applicants’ clean energy commitments; (4) the proposed Change of Control’s effect on local governance; and (5) the proposed Change of Control’s effect on competition in local energy markets.

Benefits To Ratepayers
The Commission concluded that Applicants did not demonstrate, by a preponderance of the evidence, that their proposed benefits (represented through a combination of rate credits, investment funds, and a rate case moratorium) would provide adequate or assured benefits to ratepayers:

•	The proposed $60 million is a conditional guarantee that is not irrevocable. Accordingly, it does not represent a "guaranteed" benefit to ratepayers.

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Additionally, the $60 million is inextricably linked to Applicants’ proposed four-year moratorium for seeking rate increases. Specifically, the $60 million in rate credits is designed to be spread over the four-year rate case moratorium, with the bulk of the rate credits "back-loaded" (i.e., more is due in the latter years of the moratorium, rather than the earlier years). However, the record demonstrates that the rate case moratorium could be prematurely terminated for a number of reasons, some of which are not clearly defined. The result is that there is the potential that the rate case moratorium may be ended prematurely,

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and that any pending rate credits would be nullified. This is especially concerning given the back-loaded nature of the proposed rate credits.

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Likewise, the $60 million in rate credits is conditioned upon Commission guarantees that certain ratemaking policies, which could ultimately cost customers more than the value of the rate credits, could not be changed during the moratorium. For example, the Commission would be required to continue to allow the HECO Companies to adjust the way capital expenditures and expenses are recorded (through a tariff known as the Rate Adjustment Mechanism), which would allow the HECO Companies to accelerate their recovery of costs from ratepayers, which could lead to an increase in ratepayers’ bills during the rate case moratorium. This could diminish or offset completely the $60 million in rate credits.

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Applicants also failed to present sufficient evidence to support that $60 million in rate credits is an appropriate amount. Applicants did not retain a third party to provide a quantitative analysis, and the HECO Companies instead relied on estimates provided by NextEra - an entity with no direct experience on the impact of revenues and expenses on customer bills in Hawaii.

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The actual impact of the $60 million on ratepayers’ actual monthly bills is relatively minor. When considered in the context of an actual ratepayers’ monthly bill, the Commission observed that the $60 million in rate credits would likely translate to less than a dollar per month in savings over the four-year rate case moratorium.

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Regarding Applicants’ estimated $1 billion in state-wide benefits, the Commission noted that this projection was based on: (1) approximately $464.4 million in savings to ratepayers; and (2) approximately $496.1 million in derivative benefits that would result from these estimated ratepayer savings. Regarding ratepayer benefits, the Commission observed that a large portion of these estimated benefits are premised on assumptions and/or expectations about the future.

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Similarly, Applicants projected sizeable savings from the estimated reduction in the HECO Companies’ borrowing costs as a result of merging with NextEra. However, Applicants were unable to show that a credit upgrade to the HECO Companies would be a guaranteed result if the proposed Change of Control was approved.

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Even assuming an improved credit rating, the Commission noted that it is highly unlikely that the HECO Companies would be able to refinance all of their existing debt at once; rather, the more likely scenario would be a gradual refinancing as debt matured.

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Regarding the derivative effects to the State’s economy, the Commission concluded that while such benefits can be accepted in theory, Applicants had failed to provide specific quantifications or analytical methods to support their projected benefit of $496.1 million.

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Risks To Ratepayers
The Commission concluded that Applicants failed to put forth sufficient ring-fencing measures to adequately protect ratepayers from the increased risks presented by joining NextEra’s corporate structure.

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The Commission defined "ring fencing measures" as measures necessary to insulate a specific corporate entity, such as the HECO Companies, from the potential risks posed by its corporate affiliations or by events not of their own making, such as the adverse actions of NextEra or one of its subsidiaries or affiliates.

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In the event of a bankruptcy by NextEra or one of its affiliates, there is the risk that the bankruptcy court would consolidate the HECO Companies as part of the bankruptcy estate, which would effectively turn control of the HECO Companies over to the bankruptcy court.

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The Commission observed that Applicants’ primary ring-fencing measure, the formation of the holding company HEUH, stopped short of offering the full protections of a "bankruptcy remote entity". Rather, Applicants described HEUH as a "special purpose entity", but did not provide sufficient details regarding the structure, relationship, and authority of HEUH so as to permit the Commission to determine if it offered a similar level of protection.

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NextEra was unwilling to seek an opinion of a qualified bankruptcy professional prior to forming HEUH, which only served to deepen Commission concerns about the effectives of HEUH as a ring-fencing measure.

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The Commission listed a number of concerns which Applicants’ proposed ring-fencing commitments did not address, including: a provision for an independent board member whose consent must be given before any member of NextEra’s corporate family may file for voluntary bankruptcy (a "golden share"); requiring an annual financial audit of the HECO Companies, HEUH, and HEH performed by a recognized independent auditor; and requiring distinct legal counsel and financial advice for HEUH separate from that of NextEra.

Commitments Regarding The State’s Clean Energy Goals
The Commission concluded that NextEra possesses considerable resources and experience with renewable energy. Two of NextEra’s primary subsidiaries, NextEra Energy Resources, Inc., and Florida Power and Light, have extensive experience in developing utility scale renewable energy projects and implementing smart meters and grid modernization, respectively. However, the Commission observed that NextEra lacks direct experience in the specific and unique renewable energy issues facing Hawaii, such as integrating very high levels of distributed energy resources - particularly residential rooftop solar PV systems - into isolated island grids.

•	The Commission expressed concern over Applicants’ lack of specific details concerning its plans to achieve Hawaii’s energy goals. In particular, NextEra

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refrained from providing a specific plan for clean energy transformation, stating instead that if the Change of Control was approved, it would need up to twelve months to develop and submit such a plan.

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Similarly, many of the Application’s commitments in this area were limited to "good faith" and "best efforts", without any specific means to measure achievement or enforcement mechanisms to address under-performance.

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NextEra provided commitments to collaborate with governmental agencies to develop an updated resource plan, engage with stakeholders and communities about its resource plans, fully support the State’s 100% RPS goal, and continue to support the HECO Companies’ work in the areas of green technology innovation. The Commission concluded that these commitments essentially repeat existing statutory, regulatory, and other standards.

In short, Applicants’ commitments in this area were simply too broad and vague to satisfy the public interest standard.
Uncertainty Regarding The Effects On Local Governance
The Commission concluded that while its regulatory authority over the HECO Companies should remain unchanged by the proposed Change of Control, there was significant uncertainty regarding the effects on local governance.

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The HECO Companies would cease to be the primary operating entity of HEI (along with American Savings Bank), and would join the extended corporate family of NextEra, alongside NextEra’s other vast holdings, including its two principal businesses, Florida Power and Light and NextEra Energy Resources.

•	In this regard, Applicants clearly stated that ultimate decision-making authority for the HECO Companies would reside with the Chairman and CEO of NextEra.

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The Commission was careful to observe that such facts do not automatically mean that NextEra’s management would inherently conflict with local management, regulation, or State policy. However, the loss of local control over decision-making of for the HECO Companies is a significant issue, and Applicants failed to provide any specific details to reassure the Commission that local decisions, culture, and policy would be adequately represented and respected under the proposed Change of Control.

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Despite assurances by NextEra that it would respect the interests of Hawaii, the Application stated that local management was limited to making recommendations regarding management of the HECO Companies. Likewise, NextEra stated that the presidents of HECO, MECO, and HELCO may be replaced with executives from NextEra.

•	The lack of details regarding: (1) NextEra’s post-merger operational plans; (2) the structure and operation of HEH, HEUH, the HECO Companies, and the local

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Advisory Board; and (3) the nature of the corporate governance documents for these entities precluded the Commission from concluding that the Application sufficiently ensures that management decisions made outside of Hawaii will be consistent with the best interests of ratepayers and the State.
The Risks Of Diminishing Robust Competition In Hawaii’s Energy Markets
The Commission concluded that the proposed Change of Control did not adequately address issues concerning competition.

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The Change of Control would change the character of the HECO Companies. The HECO Companies would no longer be a small collection of island utilities, but would become part of an extremely large and complicated family of corporate entities.

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The HECO Companies would become affiliated with numerous unregulated NextEra subsidiaries who may participate in bids solicited by the HECO Companies. Such a transformation would likely have an impact on local competition.

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There is the possibility that HEH may form its own non-regulated subsidiaries, creating a potential scenario in which the HECO Companies, HEH, and NextEra may all participate in the same competitive bidding process. This is cause for concern as, under the existing competitive bidding framework, the HECO Companies, as the utilities, have substantial control over designing, conducting, and evaluating the competitive solicitations.

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While Applicants committed to drafting a revised Code of Conduct, they stated that code would not be provided until ninety days after the Change of Control was approved. The Commission concluded that the revised Code of Conduct should be in place before, and not after, the Change of Control takes effect.

•	Given the lack of reassurances from the Applicants, the Commission was unable to conclude that the proposed commitments in this area weighed in favor of the public interest.

In dismissing the Application, the Commission was careful to clarify that its decision did not mean that the commission would not approve, in the future, a merger, acquisition, or other change in control of the HECO Companies. Rather, the Commission emphasized that its decision is specific to the Application and record in this proceeding. In an attempt to provide guidance on any future application for a change of control, the Commission included a section in which it discussed the key areas which should form the foundation of any future application: ratepayer benefits, mitigation of risks, achievement of the State’s clean energy goals, competition, corporate governance, and the transformation of the HECO Companies.